Exhibit 1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of January 21, 2011, is made by and among Don K. Rice (“Rice” or “Seller”), Ironbound Partners Fund, LLC, a Delaware limited liability company  (the “Purchaser”), and Ascend Acquisition Corp., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Rice is the sole record and beneficial owner of 218,550 shares (the “Rice Shares”) of the common stock, par value $0.0001 per share (the “Common Stock”), of the Company; and

WHEREAS, Rice is the sole holder of convertible promissory notes issued by the Company (the “Notes”) in the aggregate principal amount of $320,000, and interest accrued and unpaid thereon in the amount of $26,830, all of which principal and interest is convertible as of the date hereof into an aggregate of 7,075,000 shares of Common Stock; and

WHEREAS, upon conversion of the Notes, subject to certain rights held by third parties as described herein, Rice shall be the beneficial owner of the shares of Common Stock into which the Notes are converted (the “Convertible Note Shares”, collectively with the Rice Shares, the “Shares”); and

WHEREAS, the Shares represent approximately 92% of the outstanding capital stock of the Company in the aggregate, giving effect to the conversion of the Notes; and

WHEREAS, the Seller desires to convert the Notes and sell all of the Shares to the Purchaser; and

WHEREAS, the Purchaser desires to acquire the Shares from the Seller, in the manner and on the terms and conditions hereinafter set forth; and

WHEREAS, in connection with the Purchaser’s purchase of the Shares, the Purchaser, the Seller and the Company desire to establish certain rights and obligations among themselves.

AGREEMENTS

NOW, THEREFORE, in consideration of these premises, the mutual covenants and agreements herein contained and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Seller, the Purchaser and the Company hereby agree as follows:

SECTION I       DEFINITIONS.

The following terms when used in this Agreement have the following respective meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means with respect to any Person, any (i) officer, director, partner or holder of more than 10% of the outstanding shares or equity interests of such Person, (ii) any relative of such Person, or (iii) any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person.  A Person will be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the “controlled” Person, whether through ownership of voting securities, by contract, or otherwise.

“Business Day” means a day other than Saturday, Sunday or statutory holiday in the State of New York and in the event that any action to be taken hereunder falls on a day which is not a Business Day, then such action shall be taken on the next succeeding Business Day.

“Bylaws” means the Bylaws of the Company, as amended.

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Company, as amended, and as on file with the Secretary of State of the State of Delaware on the date of this Agreement.

“Closing Date” has the meaning set forth in Section 3.1 hereof.

“Closing” has the meaning set forth in Section 3.1 hereof.

“Common Stock” has the meaning set forth in the recitals hereto.

“Company” has the meaning set forth in the recitals hereto.

“Convertible Note Shares” has the meaning set forth in the recitals hereto.

“Corporate Records” shall have the meaning as used in Section 4.1(p) hereof.

“Encumbrances” shall have the meaning as used in Section 4.1(d) hereof.

 “Fully-Diluted Basis” shall mean the aggregate of all shares of outstanding Common Stock, all shares of outstanding Preferred Stock on an as-converted basis, all outstanding options on an as-exercised basis, and all convertible securities or other conversion rights on an as-converted basis.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means the United States, any state or municipality, the government of any foreign country, any subdivision of any of the foregoing, or any authority, department, commission, board, bureau, agency, court, or instrumentality of any of the foregoing.

“Information Statement” means the information statement regarding a change in the majority of directors of the Company (as contemplated by Section 5.2 of this Agreement) to be filed pursuant to Rule 14f-1 as promulgated under the 1934 Act, together with any amendments or supplements thereof.

“Knowledge” as to the Company means the actual knowledge of the Seller.

“Lien” means any mortgage, lien, pledge, security interest, easement, conditional sale or other title retention agreement, or other encumbrance of any kind.

“Material Adverse Effect” means a change or effect in the condition (financial or otherwise), properties, assets, liabilities, rights, prospects, operations or business of the Company which change or effect, individually or in the aggregate, could reasonably be expected to be materially adverse to such condition, properties, assets, liabilities, rights, prospects, operations or business.

“Minutes” shall have the meaning as used in Section 4.1(p) hereof.

“Notes” has the meaning set forth in the recitals hereto.

“OTCBB” has the meaning set forth in Section 4.1(o) hereof.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, or Governmental Authority.

“Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company.

“Purchase Price” means Three Hundred and Ten Thousand Dollars ($310,000.00).

“Returns” shall have the meaning as used in Section 4.1(n) hereof.

“Rice Shares” has the meaning set forth in the recitals hereto.

“SEC” means the Securities and Exchange Commission.

“SEC Filings” means the Company’s Annual Report on Form 10-K for the years ended December 31, 2008 and December 31, 2009, Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2010 and other publicly-available filings made by the Company under the 1933 Act or Section 13 or Section 15(d) of the 1934 Act, in all cases, as amended from time to time.

“Shares” shall have the meaning set forth in the recitals hereto.

“Tax” or “Taxes” means any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

“Terminated Agreements” has the meaning set forth in Section 4.1(t) hereof.

SECTION II         PURCHASE AND SALE OF SHARES.

2.1           Conversion of Notes.  Immediately prior to the execution of this Agreement and the Closing, Rice has converted the entire outstanding principal of the Notes and all accrued and unpaid interest thereon on the terms of the Notes into an aggregate of 7,075,000 Convertible Note Shares.  Subject to the rights described on Schedule 2.1 hereto, Seller solely owns all such Convertible Note Shares and all 218,550 of the Rice Shares, which collectively comprises 7,293,550 Shares.

2.2           Purchase of Shares.  Based upon the representations, warranties, covenants and agreements of the parties set forth in this Agreement, the Seller hereby sells to the Purchaser, and the Purchaser hereby purchases from the Seller, all of the Shares, which represent approximately 92% of the outstanding Common Stock of the Company on the Closing Date, on a Fully-Diluted Basis.

2.3           Payment for Shares.  For all of the Shares, the Purchaser hereby pays to the Seller the Purchase Price.  The Purchase Price is being paid by wire transfers of immediately available funds to the accounts designated in writing by the Seller, which written instructions are attached hereto as Exhibit A hereto.

SECTION III         THE CLOSING.

3.1           Closing.  The closing of the sale of the Shares pursuant to Section II (the “Closing”) is taking place at or through the offices of Graubard Miller, The Chrysler Building, 405 Lexington Avenue, New York, New York, 10174 concurrently with the execution of this Agreement.  The date on which the sale of the Shares is consummated is referred to herein as the “Closing Date.”

3.2           Deliveries by the Seller.  At the Closing, the Seller is delivering or is causing to be delivered to the Purchaser the following items (in addition to any other items required to be delivered to the Purchaser pursuant to any other provision of this Agreement):

(a)           original certificates representing the Shares being sold by the Seller to the Purchaser pursuant to Section II hereof, duly recorded on the books of the Company, along with Medallion-guaranteed stock powers for such certificates executed in blank;

(b)           a certificate of the Secretary of State of the State of Delaware (or other proof acceptable to Purchaser) as to the good standing of the Company dated within three Business Days prior to the Closing Date;

(c)           resignations of Stephen L. Brown as a director and officer of the Company and Rice as an officer of the Company;

(d)           duly executed corporate resolutions of the Board of Directors of the Company authorizing execution and performance of this Agreement, fixing the size of the Board of Directors of the Company at two members, accepting the resignation of Mr. Brown as a director and officer of the Company and Rice as an officer of the Company, appointing Jonathan Ledecky as a director and Chief Executive Officer of the Company, and authorizing and directing all other actions and filings by the Company as required or contemplated by this Agreement;

(e)           a copy of the Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware’

(f)           a copy of the Bylaws of the Company, certified by the Chief Executive Officer of the Company;

(g)           copies of any codes of ethics, insider trading policies, committee charters and similar documents that have been adopted or implemented by the Company and which are currently in effect;

(h)           an opinion of counsel to the Seller in the form of Exhibit B hereto;

(i)            all records and documents relating to the Company, wherever located, including, but not limited to, all books, records, supplier and customer lists and files, government filings, Tax Returns, consent decrees, orders, correspondence, financial information and records, electronic files containing any financial information and records, and other documents used in or associated with the Company; and

(j)            evidence, reasonably satisfactory to the Purchaser, of the termination or amendment of the Terminated Agreements.

3.3           Deliveries by the Purchaser.  At the Closing, the Purchaser is delivering or causing to be delivered to the Seller (in addition to any other items required to be delivered to the Seller pursuant to any other provision of this Agreement):

(a)           payment of the Purchase Price by wire transfer of immediately available funds; and

(b)           duly executed company resolutions of the manager of the Purchaser authorizing execution and performance of this Agreement and authorizing and directing all other actions and filings by the Purchaser required or contemplated by this Agreement.

SECTION IV         REPRESENTATIONS AND WARRANTIES.

4.1           Representations and Warranties of the Seller.  In order to induce the Purchaser to purchase the Shares, the Seller represents and warrants to the Purchaser that:

(a)           Organization and Standing.  The Company is duly incorporated and validly existing under the laws of the State of Delaware, and has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as it is presently being conducted.  The Company does not own any equity interest, directly or indirectly, in any other Person or business enterprise.  The Company is not required to be qualified to do business in any foreign jurisdiction. The Company has no subsidiaries. Except as have already occurred or as contemplated by Section 5.1 hereof, no corporate proceedings on the part of the Company (including the approval of the Company’s Board of Directors or shareholders) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(b)           Capitalization.  At the date of this Agreement and after giving effect to the conversion of the Notes, the authorized capital stock of the Company consists of (i) 300,000,000 shares of Common Stock, of which 7,931,675 shares are issued and outstanding, and (ii) 1,000,000 shares of Preferred Stock, of which no shares are issued and outstanding. To the Knowledge of the Seller, the outstanding shares of Common Stock are held by approximately 78 beneficial holders. The Company’s public warrants issued in connection with the initial public offering expired by their terms on May 10, 2010. The Company has no other class or series of equity securities authorized, issued, reserved for issuance or outstanding.  Giving effect to the conversion of the Notes and except as Set forth on Schedule 2.1 hereto,  there are (x) no outstanding options, offers, warrants, conversion rights, contracts or other rights to subscribe for or to purchase from the Company, or agreements obligating the Company to issue, transfer, or sell (whether formal or informal, written or oral, firm or contingent), shares of capital stock or other securities of the Company (whether debt, equity, or a combination thereof) or obligating the Company to grant, extend, or enter into any such agreement and (y) no agreements or other understandings (whether formal or informal, written or oral, firm or contingent) which require or may require the Company to repurchase any of its Common Stock.  There are no preemptive or similar rights granted by the Company with respect to the Company’s capital stock, including any such rights held by the Seller and his Affiliates.  There are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders), including any security held by the Seller and his Affiliates.  Except as set forth on Schedule 4.1(b), the Company is not a party to, and, to the knowledge of the Seller, no Stockholder is a party to, any registration rights agreements, voting agreements, voting trusts, proxies or any other agreements, instruments or understandings with respect to the voting of any shares of the capital stock of the Company, or any agreement with respect to the transferability, purchase or redemption of any shares of the capital stock of the Company.  The sale of the Shares to the Purchaser does not obligate the Company to issue any shares of capital stock or other securities to any Person and will not result in a right of any holder of Company securities, by agreement with the Company, to adjust the exercise, conversion, exchange or reset price under such securities.  The outstanding Common Stock is all duly and validly authorized and issued, fully paid and nonassessable.  As of the date hereof, there are no shares of Common Stock reserved for issuance upon exercise of outstanding stock options and no shares reserved for issuance upon exercise of outstanding warrants. The Company does not have issued or outstanding any convertible securities other than the Notes. The Shares represent approximately 92% of the outstanding Common Stock of the Company, on a Fully-Diluted Basis.

(c)           Capacity of the Seller; Authorization; Execution of Agreements.  Each of the Company and the Seller has all requisite power, authority and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by it hereunder.  The execution and delivery of this Agreement by each of the Company and the Seller, and the performance by each of the Company and the Seller of the transactions and obligations contemplated hereby, including, without limitation, the sale of the Shares to the Purchaser hereunder, have been duly authorized by all requisite action of the Company and the Seller.  This Agreement has been duly executed and delivered by each of the Company and the Seller.  This Agreement constitutes a valid and legally binding agreement of each of the Company and the Seller, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of the United States (both state and federal), affecting the enforcement of creditors’ rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

(d)           Title to Shares.  Subject to the ownership rights described on Schedule 2.1 hereto, Seller is the sole record and beneficial owner of the Shares and has sole managerial and dispositive authority with respect to the Shares. Seller has not granted any person a proxy with respect to the Shares that has not expired or been validly withdrawn.  The sale and delivery by the Seller of the Shares to the Purchaser pursuant to this Agreement will vest in the Purchaser legal and valid title to the Shares, free and clear of any and all Liens, security interests, adverse claims or other encumbrances of any character whatsoever (“Encumbrances”) (other than Encumbrances created by the Purchaser and restrictions on the resale of the Shares under applicable securities laws).

(e)           Shares and Notes.

(i)           The Rice Shares (A) have been duly authorized, validly issued, fully paid and are nonassessable, and will be such at the Closing, (B) were issued in compliance with all applicable United States federal and state securities laws, and will be in compliance with such laws at the Closing, (C) subject to restrictions under this Agreement, and applicable United States federal and state securities laws, have the rights and preferences set forth in the Certificate of Incorporation and will have such rights and preferences at the Closing, and (D) are free and clear of all Liens and will be free and clear of all Liens at the Closing.  The entire principal amount of the Notes and all accrued and unpaid interest thereon has been converted on its terms and the Convertible Note Shares (W) have been duly authorized, validly issued, fully paid and nonassessable, (X) were issued in compliance with all applicable United States federal and state securities laws, and in compliance with such laws, (Y) subject to restrictions under this Agreement, and applicable United States federal and state securities laws, have the rights and preferences set forth in the Certificate of Incorporation, and (Z) are free and clear of all Liens.

(ii)           The Notes (A) were duly authorized for issuance and executed by the Company, (B) were issued in compliance with all applicable United States federal and state securities laws, and (C) constituted valid and binding agreements of the Company, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors generally or by general equitable principles (regardless of whether enforcement is considered in a proceeding at law or in equity).

(f)           Conflicts; Defaults.  The execution and delivery of this Agreement by each of the Company and the Seller and the performance by each of the Company and the Seller of the transactions and obligations contemplated hereby to be performed by it do not (i) violate, conflict with, or constitute a default under any of the terms or provisions of, the Certificate of Incorporation, the Bylaws, or any provisions of, or result in the acceleration of any obligation under, any contract, note, debt instrument, security agreement or other instrument to which either the Company or Seller is a party or by which either the Company, Seller, or any of the Company’s or Seller’s assets, is bound; (ii) result in the creation or imposition of any Liens or claims upon the Company’s or Seller’s assets or upon any of the shares of capital stock of the Company; (iii) constitute a violation of any law, statute, judgment, decree, order, rule, or regulation of a Governmental Authority applicable to the Company or the Seller; or (iv) constitute an event which, after notice or lapse of time or both, would result in any of the foregoing.  The Company is not presently in violation of its Certificate of Incorporation or Bylaws.

(g)           Securities Laws.  The Company has complied in all material respects with applicable federal securities laws, rules and regulations, including the Sarbanes-Oxley Act of 2002, as such laws, rules and regulations apply to the Company and its securities.  All securities of the Company have been issued in accordance with applicable federal securities laws, rules and regulations. There are no stop orders in effect with respect to any securities of the Company.

(h)           SEC Filings.  The SEC Filings, when filed, complied in all material respects with the requirements of the 1933 Act and Section 13 or Section 15(d) of the 1934 Act, as such act or such sections were applicable as of the dates when filed, and did not, as of the dates when filed, contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that when a filing was a preliminary filing or was subsequently amended, the preceding representation and warranty shall be made only with respect to the definitive or amended version of such filing.  The SEC Filings are all of the filings that the Company was required to file with the SEC during the periods covered thereby and all such filings were made on a timely basis when due, except as set forth on Schedule 4.1(h).  The financial statements of the Company included in the SEC Filings complied in all material respects with the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements were prepared in accordance with GAAP applied on a consistent basis during the periods covered by such financial statements, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and for the periods indicated, and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.  All material agreements to which the Company is a party or to which the property or assets of the Company are subject and which are required to be disclosed pursuant to the 1934 Act are included as part of or specifically identified in the SEC Filings.

(i)            Material Changes. Since the date of the latest audited financial statements included within the SEC Filings, except as specifically disclosed in the SEC Filings, (i) there has been no event that could result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than trade payables, (iii) the Company has not altered its method of accounting or the identity of its auditors, except as disclosed in its SEC Filings, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities.

(j)            Absence of Litigation.  There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the Knowledge of the Seller, threatened in writing against or affecting the Company.

(k)           Brokers, Finders, and Agents.  Neither the Company nor the Seller is, directly or indirectly, obligated to anyone acting as broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.  No Person has or, immediately following the consummation of the transactions contemplated by this Agreement, will have, any right, interest or valid claim against the Company, the Seller or the Purchaser for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement, nor are there any brokers’ or finders’ fees or any payments or promises of payment of similar nature, however characterized, that have been paid or that are or may become payable in connection with the transactions contemplated by this Agreement, as a result of any agreement or arrangement made by the Company or the Seller.

(l)            Application of Takeover Protections.  There is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Certificate of Incorporation or Bylaws that is or could become applicable to the Purchaser or the Seller as a result of the Purchaser and the Seller fulfilling their obligations or exercising their rights under this Agreement, including without limitation, as a result of the purchase of the Shares by the Purchaser and the Purchaser’s ownership of the Shares.

(m)          Absence of Businesses and Liabilities.  The Company is not engaged in any business and the Company has no liabilities or obligations of any kind or nature, except as set forth on Schedule 4.1(m)(i) hereto.  The Company is not a party or bound by any agreements, contracts, licenses or orders or similar arrangements of any kind, except as set froth on Schedule 4.1(m)(ii) hereto.

(n)           Taxes.

(i)           The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by the Company with any Tax authority prior to the date hereof, except such Returns which are not material to the Company.  All such Returns are true, correct and complete and the Company has no basis to believe that any audit of the Returns would cause a Material Adverse Effect upon the Company or its financial condition.  The Company has paid all Taxes shown to be due on such Returns.

(ii)           All Taxes that the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable; provided, however ,that the Company may owe not more than $1,100 to the State of Pennsylvania (“Pennsylvania Tax”).  It is hereby agreed that the actual amount of the Pennsylvania Tax (whether more or less than the foregoing estimate) shall be the responsibility of the Seller and Seller shall promptly pay same or otherwise take such necessary actions as to eliminate such tax liability.  For clarity, it is hereby acknowledged that any amounts due for the Pennsylvania Tax that remain unpaid or unremedied are covered by the indemnity obligations owed by Seller to Purchaser under Section 5.8A hereto.

 (iii)        The Company has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)         No audit or other examination of any Returns of the Company by any Tax authority is known by the Company to be presently in progress, nor has the Company been notified of any request for such an audit or other examination.

(v)          No adjustment relating to any Returns filed by the Company has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.

(vi)         The Company has no liability for any Taxes for its current fiscal year, whether or not such Taxes are currently due and payable.

(o)           OTC Bulletin Board Quotation.  The Common Stock is quoted on the Over-the-Counter Bulletin Board (the “OTCBB”).  There is no known action or proceeding pending or, to the Seller’s Knowledge, threatened against the Company by Nasdaq or the Financial Industry Regulatory Authority with respect to any intention by such entities to prohibit or terminate the quotation of the Common Stock on the OTCBB. There is no action pending or threatened, to the Seller’s Knowledge, by any market maker in the Common Stock to discontinue its market making activities with respect thereto.

(p)           Corporate Records.  All records and documents relating to the Company, including, but not limited to, the books, shareholder lists, government filings, Tax Returns, consent decrees, orders, and correspondence, financial information and records (including any electronic files containing any financial information and records), and other documents used in or associated with the Company (the “Corporate Records”) are true, complete and accurate in all material respects.  The Company has maintained minutes for all meetings of its Board of Directors and committees thereof and copies of all consents in lieu of meetings of the Board of Directors and all such minutes and consents are true, complete and accurate records of all such meetings and consents in lieu of meetings of the Board of Directors of the Company (and any committees thereof), similar governing bodies and stockholders since the Company’s inception (collectively, the “Minutes”).  Copies of such Corporate Records of the Company and the Minutes currently in the possession of the Company, have been heretofore delivered to the Purchaser; the original Corporate Records and Minutes, will be delivered to the Purchaser at Closing pursuant to Section 3.2(i).

(q)           Bank Accounts.  Schedule 4.1(q) sets forth each bank account maintained by the Company, including the bank name, branch address, exact account name and balance as of the date hereof.

(r)           Insurance Policies. Schedule 4.1(r) sets forth each insurance policy maintained by or on behalf of the Company, its officers or directors, including the name of each insurance carrier, the policy number, policy type and coverage amounts.

(s)           Recent Financial Transactions.  Attached hereto as Schedule 4.1(s) is a ledger of all payments made by the Company between September 30, 2010 and the date hereof.  This ledger was prepared from the books and records of the Company and represents all payments made by the Company during this time period.

(t)           Termination of Agreements.  The Seller has caused the Company to terminate or otherwise amend the contracts or arrangements listed on Schedule 4.1(t) hereto, effective as of the date hereof, as indicated thereon (such contracts or agreements being “Terminated Agreements”).  The Company has incurred no liability as a result of such termination or amendment.

(v)           Disclosure.  All disclosure materials provided to the Purchaser regarding the Company, its business and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of the Seller or the Company are true and correct in all material respects and as otherwise contemplated in this Agreement and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not misleading.  No event or circumstance has occurred or information exists with respect to the Company or its business, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company, but which has not been so publicly announced or disclosed.  Each of the Company and the Seller acknowledges and agrees that the Purchaser does not make or has not made (i) any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 4.2 or (ii) any statement, commitment or promise to the Seller or any of his representatives which is or was an inducement to the Company or the Seller to enter into this Agreement, other than as set forth in this Agreement.

4.2           Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants to the Seller that:

(a)           Organization and Standing.  Purchaser is duly organized and validly existing under the laws of the State of Delaware, and has all requisite company power and authority to own or lease its properties and assets and to conduct its business as it is presently being conducted.  Except as have already occurred or as contemplated by Section 5.1 hereof, no company proceedings on the part of the Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(b)           Investment Intent.  The Shares being purchased hereunder by the Purchaser are being purchased for its own account and are not being purchased with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the 1933 Act.  The Purchaser understands that such Shares have not been registered under the 1933 Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the 1933 Act pursuant to Section 4(2) thereof and/or the provisions of Rule 506 of Regulation D promulgated thereunder, and under the securities laws of applicable states and agrees to deliver to the Seller, if requested by the Seller, an investment letter in customary form.  The Purchaser further understands that the certificates representing such Shares bear a legend substantially similar to the following and agrees that it will hold such Shares subject thereto:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS.  NEITHER THIS SECURITY NOR ANY PORTION HEREOF OR INTEREST HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACTS AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE COMPANY SHALL HAVE RECEIVED, AT THE EXPENSE OF THE HOLDER HEREOF, EVIDENCE OF SUCH EXEMPTION REASONABLY SATISFACTORY TO THE COMPANY (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY).

(c)           Capacity of the Purchaser; Execution of Agreement.  The Purchaser has all requisite power, authority and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by it hereunder.  The execution and delivery of this Agreement, and the performance by the Purchaser of the transactions and obligations contemplated hereby have been duly authorized by all requisite company action of the Purchaser.  This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and legally binding agreement of the Purchaser, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors’ rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

(d)           Accredited Investor.  The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act.

(e)           Suitability and Sophistication.  The Purchaser has (i) such knowledge and experience in financial and business matters that it is capable of independently evaluating the risks and merits of purchasing the Shares it is purchasing; (ii) independently evaluated the risks and merits of purchasing such Shares and has independently determined that the Shares are a suitable investment for him; and (iii) sufficient financial resources to bear the loss of his entire investment in such Shares.  The Purchaser has had an opportunity to review the SEC Filings.

(f)            Absence of Litigation.  There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the Knowledge of the Purchaser, threatened in writing against or affecting the Purchaser that would prevent the Purchaser from consummating the transactions contemplated by this Agreement.

(g)           Absence Conflicts; Defaults.  The execution and delivery of this Agreement by the Purchaser and the performance by it of the transactions and obligations contemplated hereby to be performed by it do not (i) violate, conflict with, or constitute a default under any of the terms or provisions of, the Purchaser’s articles of formation or operating agreement or any provisions of, or result in the acceleration of any obligation under, any contract, note, debt instrument, security agreement or other instrument to which the Purchaser is a party or by which the Purchaser or its assets, is bound; (ii) result in the creation or imposition of any Liens or claims upon the Purchaser’s assets or upon any of the capital stock of the Purchaser; (iii) constitute a violation of any law, statute, judgment, decree, order, rule, or regulation of a Governmental Authority applicable to the Purchaser; or (iv) constitute an event which, after notice or lapse of time or both, would result in any of the foregoing.

(h)           Brokers, Finders, and Agents.  The Purchaser is not, directly or indirectly, obligated to anyone acting as broker, finder, or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby; and no Person has or, immediately following the consummation of the transactions contemplated by this Agreement, will have, any right, interest or valid claim against the Company, the Seller or the Purchaser for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement, nor are there any brokers’ or finders’ fees or any payments or promises of payment of similar nature, however characterized, that have been paid or that are or may become payable in connection with the transactions contemplated by this Agreement, as a result of any agreement or arrangement made by the Purchaser.

(g)           Rule 144.  The Purchaser acknowledges that the Shares must be held indefinitely unless subsequently registered under the 1933 Act or unless an exemption from such registration is available.  The Purchaser is aware of the provisions of Rule 144 promulgated under the 1933 Act and the limitations therein with respect to the securities of shell companies.

SECTION V         COVENANTS OF THE PARTIES.

5.1           Information Statement.

(a)           As soon as practicable after the date hereof and after the Purchaser has advanced funds or made other arrangements therefor, the Company shall, and the Seller and Purchaser shall cause the Company to, file and distribute, at the Company’s expense, an Information Statement for purposes of notifying the Company’s stockholders of the change of control of the Company that will result from the composition of the Board of Directors as contemplated by Section 5.2 hereto.  The Purchaser and the Seller shall provide all information reasonably requested by the Company that is within their control and is necessary for inclusion in the Information Statement.

(b)           The Seller agrees that the information supplied by it for the Information Statement shall not, at the time the Information Statement is filed with the SEC or distributed to the stockholders of the Company, or at the Change of Control Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. If, at any time prior to the Change of Control Date, any event, circumstance or change relating to the Seller occurs that should be set forth in or described in an amendment to the Information Statement, the Seller shall promptly inform the Purchaser and the Company and the Company shall promptly file and distribute such amendment to the Information Statement.

(c)           The Purchaser agrees that the information supplied by it for the Information Statement shall not, at the time the Information Statement is filed with the SEC or distributed to the stockholders of the Company, or at the Change of Control Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. If, at any time prior to the Change of Control Date, any event, circumstance or change relating to the Purchaser occurs that should be set forth in or described in an amendment to the Information Statement, the Purchaser shall promptly inform the Seller and the Company and the Company shall promptly file and distribute such amendment to the Information Statement.

(d)           The Information Statement and all other documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

5.2           Change in Board; Officers.  As soon as practicable after the tenth day following the filing of the Information Statement with the SEC and the mailing of the same to Company stockholders (or such later date as selected by the Purchaser within 30 days of such filing), Rice shall resign from the Board of Directors of the Company and, immediately after such resignation, the Board of the Company shall be comprised of a number of members set by the remaining director, all of whom shall be nominated by Purchaser.  The date on which the Board of Directors is changed as described in this Section 5.2 shall be referred to as the “Change in Control Date.” At the Change of Control Date, Rice shall resign as a member of the Board of Directors (as constituted after giving effect to this Section 5.2) and the Board shall appoint the designees determined by the Purchaser as the officers of the Company.

5.3           Commercially Reasonable Best Efforts. Subject to the terms and conditions hereof, each party will use commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any Person and/or any Governmental Authority in order to consummate any of the transactions contemplated by this Agreement, (ii) executing and delivering such other documents, instruments and agreements as any party hereto shall reasonably request, and (iii) taking all reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals.  Notwithstanding the foregoing, in no event shall any party have any obligation, in order to consummate the transactions contemplated hereby, to (a) take any action(s) that would result in a material adverse change in the benefits to the Seller on the one hand (specifically the payment or advancement by the Seller of any expenses required to satisfy a Company obligation) or to the Purchaser on the other of this Agreement, or (b) dispose of any material assets or make any material change in the Company’s business other than as contemplated by this Agreement, or (c) expend any material amount of funds or otherwise incur any material burden other than those contemplated by this Agreement.

5.4           Certain Filings; Cooperation in Receipt of Consents.

(a)           The parties shall cooperate with one another in (i) determining whether any other action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated hereby, and (ii) taking or seeking any such other actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith.  Each party shall permit the other party to review any communication given by it to, and shall consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences, in each case in connection with the transactions contemplated hereby.

(b)           After the Purchaser has advanced funds or made other arrangements therefor, the Company shall timely file all reports required to be filed by it pursuant to Section 13 of the 1934 Act and all other documents required to be filed by it with the SEC under the 1933 Act or the 1934 Act from the date of this Agreement to the Change of Control Date.

5.5           Public Announcements.  The parties shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation.

5.6           Notification of Certain Matters.  Each party hereto shall give notice to each other party hereto, as promptly as practicable after the event giving rise to the requirement of such notice, of:

(a)           any communication received by such party from, or given by such party to, any Governmental Authority in connection with any of the transactions contemplated hereby;

(b)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

(c)           any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Affiliates that, if pending on the date of this Agreement, would have been required to have been disclosed, or that relate to the consummation of the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.7           Interim Operations of the Company.  During the period from the date of this Agreement to the Change of Control Date, the Company shall and the Seller and the Purchaser shall cause the Company to conduct its business only in the ordinary course of business consistent with past practice, except to the extent otherwise necessary to comply with the provisions hereof and with applicable laws and regulations.  Additionally, during the period from the date of this Agreement to the Change of Control Date, except as required hereby in connection with this Agreement, neither the Company nor the Seller shall permit the Company to do any of the following without the prior consent of the Purchaser: (i) amend or otherwise change its Certificate of Incorporation or Bylaws, (ii) issue, sell or authorize for issuance or sale (including, but not limited to, by way of stock split or dividend), shares of any class of its securities or enter into any agreements or commitments of any character obligating it to issue such securities, other than in connection with the exercise of warrants or stock options outstanding prior to the date of this Agreement; (iii) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) with respect to the Common Stock, (iv) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, (v) enter into any material contract or agreement or material transaction or make any material capital expenditure other than those relating to the transactions contemplated by this Agreement, (vi) create, incur, assume, maintain or permit to exist any indebtedness except as otherwise incurred in the ordinary course of business, consistent with past practice, (vii) pay, discharge or satisfy claims or liabilities (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice, (viii) cancel any material debts or waive any material claims or rights, (ix) make any loans, advances or capital contributions to, or investments in financial instruments of any Person, (x) assume, guarantee, endorse or otherwise become responsible for the liabilities or other commitments of any other Person, (xi) grant any increase in the compensation payable or to become payable by the Company to any of its employees, officers or directors or any increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such employees, officers or directors, (xii) enter into any employment contract or grant any severance or termination pay or make any such payment with or to any officer, director or employee of the Company, (xiii) alter in any material way the manner of keeping the books, accounts or records of the Company or the accounting practices therein reflected other than alterations or changes required by GAAP or applicable law, (xiv) enter into any indemnification, contribution or similar contract pursuant to which the Company may be required to indemnify any other Person or make contributions to any other Person, (xv) amend or terminate any existing contracts in any manner that would result in any material liability to the Company for or on account of such amendment or termination or (xvi) or change any existing or adopt any new tax accounting principle, method of accounting or tax election except as provided herein or agreed to in writing by each of the Purchaser.

5.8A       Seller’s Indemnification.

(a)           Seller hereby agrees to indemnify and hold harmless the Purchaser and its partners, members, agents, representatives and assignees (the “Purchaser’s Indemnified Parties”) from and against any and all claims, demands, losses, damages, expenses or liabilities (including reasonable attorneys’ fees) due to or arising out of a material breach of any representation, warranty, covenant, agreement or obligation provided by the Seller hereunder or in any other certificate, instrument or document contemplated hereby or thereby for a period commencing on the date hereof and ending on the earlier of (a) the 18 month anniversary of the date hereof and (b) the tenth business day after the date the Annual Report on Form 10-K of the Company for the fiscal year ending December 31, 2011 is filed with the SEC (the “Indemnification Term”).  Notwithstanding the foregoing, the Seller hereby agrees to indemnify and hold harmless the Purchaser’s Indemnified Parties from and against any and all claims, demands, losses, damages, expenses or liabilities (including reasonable attorneys’ fees) due to or arising out of a material breach of any representation, warranty, covenant, agreement or obligation provided by the Seller hereunder or in any other certificate, instrument or document contemplated hereby or thereby that relates to that certain Agreement and Plan of Reorganization, dated as of July 30, 2007, by and among the Company, Ascend Company Limited, ePAK Holdings Limited and e.Pak Resources (S) Pte Ltd, as amended, or with respect to any other business combination agreement to which the Company was a party prior to the date hereof without regard for the time limitation referenced in the preceding sentence.  It is further agreed that Seller shall indemnify the Purchaser’s Indemnified Parties for any obligation arising for any foreign, federal, state, local, franchise, sales or other tax obligation of the Company and any trade payable, contractual payment or other payment obligation incurred or accrued, but unpaid, prior to the Closing, whether or not such obligation or the circumstances relating thereto were made known to Purchaser.

(b)           Notwithstanding anything to the contrary, the aggregate amount of the indemnification under this Section 5.8A shall not exceed $279,000.  The Seller shall not have any liability for the indemnification provided in this Section 5.8A to the extent such liability is covered by insurance or is attributable to an act, omission, event or occurrence of the type that was covered by insurance as of the date hereof.  Any liability under Section this Section 5.8A shall be limited to actual net unreimbursed monetary damages incurred or suffered by the Purchaser’s Indemnified Party on a net after-tax basis, including any deduction or credit to which the Purchaser’s Indemnified Party is entitled because of any indemnified item.  In the event that the Seller shall be obligated to indemnify the Purchaser’s Indemnified Party under this Section 5.8A, the Seller shall, upon payment of such indemnity, be subrogated to all rights of the Purchaser’s Indemnified Party with respect to claims to which such indemnification relates.  Each Purchaser’s Indemnified Party hereby agrees that, with respect to any claim for which he, she or it would be entitled to indemnification under this Section 5.8A, a claim and/or an action under and pursuant to the terms, conditions and limitations of this Section 5.8A shall be its sole and exclusive right and remedy, and that no Purchaser’s Indemnified Party shall have any other claim, cause of action, right or remedy based upon any other provision of this Agreement, any provision of any federal or state statute, law, rule or regulation, or any other cause of action arising at law or in equity; provided, however, that if for any reason a court shall refuse to enforce this provision, and shall permit any Purchaser’s Indemnified Party to assert any action based other than upon the right to claim indemnification as provided in this Section 5.8A, each Purchaser’s Indemnified Party agrees that such other claim shall be subject to and limited by the provisions of this Section 5.8A(b).

(c)           The obligations and liabilities of the Seller to protect each Purchaser’s Indemnified Party and hold harmless any Purchaser’s Indemnified Party with respect to claims asserted by third parties shall be subject to the following terms and conditions:

(i)
Promptly after receipt by a Purchaser’s Indemnified Party of notice of the commencement of any action evidenced by service of process or other legal pleading, or the assertion in writing of any claim by a third party, the Purchaser’s Indemnified Party shall give to the Seller written notice thereof together with a copy of such claim, process, other legal pleading and written assertion, and the Seller shall have the right to undertake the defense thereof by representatives of their choosing (subject to the right of the Purchaser’s Indemnified Party to reasonably consent thereto) and at the Seller' expense; provided, however, that the Purchaser’s Indemnified Party may participate in the defense with counsel of his, her or its own choice and at his, her or its expense.  Even if the Purchaser’s Indemnified Party fails to give the preceding notice, the Seller may undertake the defense in accordance with the foregoing as soon as he learns of the third party claim even though they may learn of such claims through some other means.  The Purchaser’s Indemnified Party (prior to the Seller' decision to defend or not defend the Purchaser’s Indemnified Party against the claim or demand) shall file any answer, motion or other pleading which is necessary or appropriate to protect its interests or those of the Seller and which is not intended to be prejudicial to the Seller, in the event that the Seller are not in a position to do so.

(ii)
In the event that the Seller, by the 30th day after receipt of notice (as set forth above) of any such claim (or, if earlier, by the 5th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the Purchaser’s Indemnified Party shall have the right, but not the obligation, to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk and at the expense of the Seller, subject to the right of the Seller to assume the defense of such claims at any time thereafter prior to settlement, compromise or final determination thereof.

(iii)
Anything in this Section 5.8A to the contrary notwithstanding, the Seller shall not settle any claim against a Purchaser’s Indemnified Party without the consent of the Purchaser’s Indemnified Party unless such settlement involves only the payment of money and does not involve any admission of liability or stipulation of fact which the Purchaser’s Indemnified Party believes in his, her or its reasonable discretion may have an adverse effect on him, her or it, and the claimant provides to the Purchaser’s Indemnified Party a release from all liability in respect of such claim.  If the settlement of the claim involves more than the payment of money or involves an admission of liability or stipulation of fact, the Seller shall not settle the claim without the prior consent of the Purchaser’s Indemnified Party.

(iv)
The Seller and the Purchaser’s Indemnified Party shall each cooperate with all reasonable requests of the other, including, without limitation, in making any counterclaim against the person asserting the third party claim or demand, or any cross-complaint against any person.

5.8B       Purchaser’s Indemnification.  Purchaser hereby agrees to indemnify and hold harmless the Seller and his heir, beneficiaries, representatives, successors and assignees from and against any and all claims, demands, losses, damages, expenses or liabilities (including reasonable attorneys’ fees) due to or arising out of a material breach of any representation, warranty, covenant, agreement or obligation made or provided by the Purchaser hereunder or in any other certificate, instrument or document contemplated hereby or thereby for the Indemnification Term.  Notwithstanding anything to the contrary, the aggregate amount of the indemnification under this Section 5.8B shall not exceed $279,000.  Any and all indemnification obligations of Purchaser to indemnify Seller and the foregoing other person under this Section 5.8B shall follow, and be subject to, identical conditions, procedures and obligations to the benefit of the Purchaser as those afforded or applicable to the Seller under Sections 5.8A(b) and (c) above

5.9          Reports on Form 8-K.

(a)           Promptly following execution of this Agreement and after the Purchaser has advanced funds or made other arrangements therefor, the Company shall and the Seller and the Purchaser shall cause the Company to timely file a Current Report on Form 8-K with the SEC disclosing the purchase of the Shares and any other information required in connection therewith.

(b)           Promptly following the Change of Control Date and after the Purchaser has advanced funds or made other arrangements therefor, the Company shall and the Purchaser shall cause the Company to timely file a Current Report on Form 8-K with the SEC disclosing the change of control resulting from the composition of the Board of Directors as prescribed by Section 5.2 of this Agreement and any other information required in connection therewith.

5.10         Waiver of Claims and Release.  Seller, on his own behalf and behalf of each of his Affiliates, hereby waives in all respects any and all claims or rights any such person may have in any capacity, including by not limited to, as a director, officer, employee, consultant, stockholder or agent, against the Company that now exist or which arose or could arise from any circumstances now existing or which existed at any time prior to the Closing and hereby grants a full and complete release of the Company from same and all liabilities and obligations relating thereto; provided however, that such waiver and release shall not apply to any rights which such person may be entitled to under the specific terms of this Agreement.

5.11         Other Actions.  In addition to the other agreements and obligations hereunder, each of the parties agrees to take such other commercially reasonable actions as are necessary and to otherwise cooperate to affect the intentions of this Agreement.

5.12         Assignment of Registration Rights.  The Seller hereby unconditionally assigns to the Purchaser all of the Seller’s rights and obligations under that certain Registration Rights Agreement, dated as of May 11, 2006, among the Company and each of the parties executing a signature page thereto with respect to the Shares.

SECTION VI         MISCELLANEOUS.

6.1           Waivers and Amendments.  This Agreement may be amended or modified in whole or in part only by a writing which makes reference to this Agreement executed by the Company (including after a change of control resulting from the implementation of Section 5.2), the Seller and the Purchaser. The obligations of any party hereunder may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party claimed to have given the waiver; provided, however, that any waiver by any party of any violation of, breach of, or default under any provision of this Agreement or any other agreement provided for herein shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement or any other agreement provided for herein.

6.2           Entire Agreement.  This Agreement (together with any Schedules and/or any Exhibits hereto) and the other agreements and instruments expressly provided for herein, together set forth the entire understanding of the parties hereto and supersede in their entirety all prior contracts, agreements, arrangements, communications, discussions, representations, and warranties, whether oral or written, among the parties with respect to the subject matter hereof.

6.3           Governing Law and Submission to Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflict of laws that would result in the application of the laws of another jurisdiction.  The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 6.5.

6.4           Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses of any party hereto incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses.

6.4           Notices.  Any notice, request or other communication required or permitted hereunder shall be in writing and be deemed to have been duly given (a) when personally delivered or sent by facsimile transmission (the receipt of which is confirmed in writing), (b) one Business Day after being sent by a nationally recognized overnight courier service or (c) five Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at their respective addresses set forth below.

If to the Seller:	Mr. Donald K. Rice 453 Devon Park Drive Building 700 Wayne, Pennsylvania 19087 Facsimile: 610-975-9330
with a courtesy copy (not constituting notice) to:	Gillis, Paris & Heinrich, PLLC 8 Greenway Plaza, Suite 818 Houston, Texas 77046 Attention: Randall W. Heinrich, Esq. Facsimile: 713-961-3082
if to the Purchaser:	Ironbound Partners Fund, LLC 970 West Broadway PMB 402 Jackson, WY 83001 Attention: Mr. Jonathan J. Ledecky Facsimile: 212-534-0455
with a courtesy copy (not constituting notice hereunder) to:	Graubard Miller 405 Lexington Avenue The Chrysler Building New York, New York 10174 Attention: David Alan Miller and Brian L. Ross, Esqs. Facsimile: 212-818-8881
Any party by written notice to the other may change the address or the persons to which notices or copies thereof shall be directed.

6.6           Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument.  Any facsimile or other electronic copy of this Agreement will be deemed an original for all purposes.

6.7           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and his respective successors and permitted assigns, except that the Seller may not assign or transfer their rights hereunder without the prior written consent of the Purchaser.  The Purchaser may assign or transfer its rights under this Agreement without the consent of the Seller.

6.8           Third Parties.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their successors and assigns any rights or remedies under or by reason of this Agreement.

6.9           Schedules.  The Schedules and Exhibits attached to this Agreement are incorporated herein and shall be part of this Agreement for all purposes.

6.10         Headings.  The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

6.11         Interpretation.  Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

[Signature Page Follows]

SIGNATURE PAGE TO
STOCK PURCHASE AGREEMENT
BY AND AMONG
THE SELLER, THE COMPANY AND THE PURCHASER

IN WITNESS WHEREOF, each of the Seller, the Company and the Purchaser have executed this Agreement as of the date first above written.

ASCEND ACQUISITION CORP.

By:	/s/ Donald K. Rice
Name:	Donald K. Rice
Title:	Chief Executive Officer

THE SELLER:

/s/ Donald K. Rice
Name:	Donald K. Rice

THE PURCHASER:

IRONBOUND PARTNERS FUND, LLC

By:	/s/ Jonathan J. Ledecky
Name:	Jonathan J. Ledecky
Title:	Managing Member

Exhibit 3

JOINT FILING AGREEMENT

AGREEMENT dated as of January 21, 2011, between Jonathan J. Ledecky and Ironbound Partners Fund, LLC (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership in shares of Common Stock, $0.0001 par value per share, of Ascend Acquisition Corp. Each Party hereto agrees that the Schedule 13D, dated January 21, 2011, relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

/s/ Jonathan J. Ledecky
Jonathan J. Ledecky

IRONBOUND PARTNERS FUND, LLC

By:	/s/ Jonathan J. Ledecky
Jonathan J. Ledecky, Manager